EXHIBIT 5.1

OPINION OF CAHILL GORDON & REINDEL LLP

[Cahill Gordon & Reindel LLP Letterhead]
(212) 701-3000

November 16, 2018

Broadridge Financial Solutions, Inc.
5 Dakota Drive
Lake Success, New York 11042

Re:	Broadridge Financial Solutions, Inc.

Ladies and Gentlemen:

We have acted as counsel to Broadridge Financial Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Securities Act”), 9,623,913 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Broadridge Financial Solutions, Inc. 2018 Omnibus Award Plan (the “Plan”).

We have examined such corporate records, instruments and certificates and made such inquiries as we have deemed necessary in connection with the opinion set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

Based upon the foregoing, in our opinion, the shares of Common Stock to be issued by the Company when issued in the manner contemplated by the Plan will be legally issued, fully paid and non-assessable.  We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP